Exhibit 2

AMENDED AND RESTATED PLAN OF CONVERSION

OF

PERU FEDERAL SAVINGS BANK

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	PROCEDURES FOR CONVERSION	6
4.	APPLICATIONS AND APPROVALS	8
5.	SALE OF SUBSCRIPTION SHARES	9
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	11
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	11
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	12
12.	COMMUNITY OFFERING	12
13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING	13
14.	LIMITATIONS ON PURCHASE	14
15.	PAYMENT FOR SUBSCRIPTION SHARES	15
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	16
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	17
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	18
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	19
20.	VOTING RIGHTS OF STOCKHOLDERS	19
21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION OF COMMON STOCK	20
22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	20
23.	TRANSFER OF DEPOSIT ACCOUNTS	21
24.	REGISTRATION AND MARKETING	21
25.	TAX RULINGS OR OPINIONS	21
26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	21
27.	RESTRICTIONS ON ACQUISITION OF SAVINGS BANK AND HOLDING COMPANY	22
28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	23
29.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	23
30.	EXPENSES OF CONVERSION	24
31.	AMENDMENT OR TERMINATION OF PLAN	24
32.	CONDITIONS TO CONVERSION	24
33.	INTERPRETATION	24

(i)

AMENDED AND RESTATED PLAN OF CONVERSION

OF

PERU FEDERAL SAVINGS BANK

1.	INTRODUCTION

This Amended and Restated Plan of Conversion (the “Plan”) provides for the conversion of Peru Federal Savings Bank, a federal mutual savings bank (the “Savings Bank”), into the capital stock form of organization. A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will issue Common Stock in connection with the Conversion. The purpose of the Conversion is to convert the Savings Bank to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth in this Plan. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering, the Syndicated Community Offering or the Firm Commitment Underwritten Offering will be at the sole discretion of the Boards of Directors of the Savings Bank and the Holding Company. The Conversion will have no impact on depositors, borrowers or other customers of the Savings Bank (other than as to voting and liquidation rights as set forth in this Plan). After the Conversion, the Savings Bank’s insured deposits will continue to be insured by the FDIC to the fullest extent provided by applicable law.

This Plan has been approved by the Board of Directors of the Savings Bank. This Plan also must be approved by a majority of the total number of votes entitled to be cast by Voting Members of the Savings Bank at a Meeting of Members to be called for that purpose. The OCC must approve this Plan and the transactions contemplated by it before it is presented to Voting Members for their approval. In addition, the Holding Company will make any and all filings in a timely manner with the Federal Reserve and the SEC to obtain any requisite regulatory approvals to complete the Conversion.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following respective meanings:

Account Holder – Any Person holding a Deposit Account in the Savings Bank.

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise. A Person or company that acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company that is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – When applied to a specified Person, includes any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser before the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraised Value Range may be increased by up to 15% after the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate – When used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Savings Bank or a majority-owned subsidiary of the Savings Bank) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person or (B) is a Director or Officer of the Savings Bank, the Holding Company or a subsidiary of the Savings Bank or the Holding Company.

Bank Regulators – The OCC and, where applicable, the Federal Reserve.

Code – The Internal Revenue Code of 1986, as amended.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Community Offering – The offering for sale to certain members of the general public directly by the Holding Company of Subscription Shares not subscribed for in the Subscription Offering. The Community Offering may occur concurrently with the Subscription Offering and any Syndicated Community Offering, or upon conclusion of the Subscription Offering.

Control – (including “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. §5.50.

Conversion – The conversion of the Savings Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto including the Offering.

Conversion Application – The Application for Conversion from Mutual to Stock Form (Form AC), which the Savings Bank will file with the OCC in connection with the Conversion.

Deposit Account – Any withdrawable account, including, without limitation, savings accounts, time accounts, demand accounts, NOW accounts, money market accounts, certificate accounts and passbook accounts.

Director – A member of the Board of Directors of the Savings Bank or the Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit as of the close of business on the Eligibility Record Date, for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Savings Bank, which is December 31, 2021.

Employees – All Persons who are employed by the Savings Bank or the Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Savings Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP – The Savings Bank’s Employee Stock Ownership Plan, and related trust.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System, including the Federal Reserve Bank of Chicago.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Community Offering as an alternative to a Syndicated Community Offering.

Holding Company – The corporation formed for the purpose of acquiring all of the outstanding shares of capital stock of the Savings Bank to be issued in connection with the Conversion, which shall be incorporated in such State as shall be designated by the Board of Directors. Shares of Common Stock of the Holding Company will be issued in the Conversion to Participants, and possibly others, in the Offering.

Holding Company Application – The application on such form as may be prescribed by the Federal Reserve, which will be filed by the Holding Company with the Federal Reserve in connection with the Conversion and the formation of the Holding Company.

Independent Appraiser – The independent appraiser retained by the Holding Company and the Savings Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

Liquidation Account – The account established by the Savings Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Savings Bank immediately before the Conversion.

Local Community – Bureau, LaSalle and Putnam Counties in Illinois.

Meeting of Members – The special meeting or annual meeting of Voting Members, and any adjournments thereof, held to consider and vote upon this Plan.

Member – Any Person that qualifies as a member of the Savings Bank pursuant to its charter and bylaws.

OCC – The Office of the Comptroller of the Currency.

Offering – The offering, sale and issuance, pursuant to this Plan, of Common Stock in the Subscription Offering, Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering, as the case may be.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall equal the quotient of the Appraised Value Range divided by the Subscription Price.

Officer – The chief executive officer, president, any vice president (but not an assistant vice president, second vice president, or other vice president having authority similar to an assistant or second vice president), the secretary, the treasurer, the comptroller, and any other individual performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the Chairman of the Board of Directors if the Chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the Chairman in fact participates in such management.

Order Form – Any form (together with any cover letter and acknowledgment) sent to any Participant or other Person containing, among other things, a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Member as of the close of business on the Voting Record Date who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering for sale the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Savings Bank of (i) an Eligible Account Holder as of the close of business on the Eligibility Record Date, provided the aggregate balance is not less than $50.00, or (ii) a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, provided the aggregate balance is not less than $50.00.

Resident – Any Person who occupies a dwelling within the Local Community, has a present intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. For a corporation or other business entity to be a Resident, the principal place of business or headquarters of such entity must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Savings Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident of the Local Community. In all cases, however, such a determination shall be in the sole discretion of the Savings Bank. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Local Community as such term is used in this Plan.

Savings Bank – Peru Federal Savings Bank.

SEC – The U.S. Securities and Exchange Commission.

Subscription Offering – The offering of Subscription Shares for sale to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed before the commencement of the Subscription Offering. The Subscription Price shall be between $5.00 per share and $50.00 per share.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Savings Bank and the Holding Company and their Associates (unless the OCC grants a waiver permitting a Director or Officer to be included), holding a Qualifying Deposit as of the close of business on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding OCC approval of the Conversion Application.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur concurrently with the Subscription Offering and any Community Offering, or upon conclusion of the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Code Section 401. The Savings Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Savings Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Savings Bank pursuant to its charter and bylaws.

Voting Record Date – The date fixed by the Board of Directors of the Savings Bank for determining eligibility to vote at the Meeting of Members.

3.	PROCEDURES FOR CONVERSION

A.           After approval of this Plan by the Savings Bank’s Board of Directors, this Plan and the transactions contemplated hereby, together with all other requisite material, shall be submitted to the Bank Regulators for approval. Notice of the adoption of this Plan by the Savings Bank’s Board of Directors shall be published in a newspaper having general circulation in each community in which an office of the Savings Bank is located, and copies of this Plan will be made available at each office of the Savings Bank for inspection by Members. The Savings Bank also shall publish notices of the filing of the Conversion Application with the OCC and of the filing of the Holding Company Application with the Federal Reserve.

Promptly following approval by the Bank Regulators, this Plan and the transactions contemplated by it will be submitted to a vote of the Voting Members at the Meeting of Members. The Savings Bank will mail to all Voting Members, at their address appearing on the records of the Savings Bank as of the close of business on the Voting Record Date, a proxy statement in either long or summary form describing this Plan. The Holding Company will also mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares, subject to other provisions of this Plan. In addition, all Participants will receive, or will be given the opportunity to request by telephone or by letter addressed to the Savings Bank’s Secretary, a copy of this Plan. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and the Savings Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

B.            The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators and the SEC. All sales of shares of Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Holding Company with the approval of the Bank Regulators. No single extension of more than 90 days will be granted.

C.            The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Savings Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Savings Bank will convert its charter to a federal stock savings bank charter, which authorizes the issuance of capital stock;

(2)	The Holding Company will purchase all of the capital stock issued by the Savings Bank in connection with its conversion from mutual to stock form, for at least 50% of the net proceeds of the Offering; and

(3)	The Holding Company will issue the Common Stock sold in the Offering as provided in this Plan.

The Holding Company shall have registered the issuance of the Subscription Shares with the SEC and any appropriate state securities authorities.

D.            The Board of Directors of the Savings Bank may determine for any reason at any time before the issuance of the Subscription Shares not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the common stock of the Savings Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Holding Company’s Holding Company Application will be withdrawn from the Federal Reserve, and the Savings Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the OCC and any other applicable state or federal regulatory agencies and will issue and sell the Subscription Shares in accordance with this Plan. In such event, any subscriptions or orders received for Subscription Shares of the Holding Company shall be deemed to be subscriptions or orders for common stock of the Savings Bank, and the Savings Bank shall take such steps as permitted or required by the OCC and any other applicable state or federal regulatory agencies.

E.            Upon completion of the Conversion, the legal existence of the Savings Bank shall not terminate but the Savings Bank (in stock form) shall be a continuation of the entity of the Savings Bank (in mutual form) and all property of the Savings Bank (in mutual form), including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the Savings Bank (in stock form). The Savings Bank (in stock form) shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the Savings Bank (in mutual form). The Savings Bank (in stock form) at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the Savings Bank (in mutual form). All pending actions and other judicial or administrative proceedings to which the Savings Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the Savings Bank (in stock form) resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Savings Bank before the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect before the Conversion. All of the Savings Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

F.            The home office, and the branch offices, if any, of the Savings Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the main office of the Savings Bank.

4.	APPLICATIONS AND APPROVALS

The Boards of Directors of the Holding Company and the Savings Bank will take all necessary steps to convert the Savings Bank to stock form, form the Holding Company, and complete the Conversion. The Savings Bank shall file the Conversion Application with the OCC, and the Holding Company shall file the Holding Company Application with the Federal Reserve and a registration statement with the SEC. The Savings Bank and Holding Company intend to make any additional filings necessary to obtain all approvals required to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered for sale simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Prospectus and the Proxy Statement for the Meeting of Members. The Common Stock will not be insured by the FDIC or any government agency. The Savings Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Subscription Offering may begin before the Meeting of Members and, in that event, the Community Offering also may begin before the Meeting of Members. The sale of Common Stock offered for sale before the Meeting of Members, however, is subject to the approval of this Plan by Voting Members.

If feasible, any shares of Common Stock remaining available for sale after the Subscription Offering, and the Community Offering, if conducted, will be sold in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any other manner approved by the Bank Regulators that will achieve the widest distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date of the sale of Common Stock in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or range of number, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Savings Bank and the Holding Company immediately before the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will equal the quotient of the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% after the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of Subscription Shares issued in the Offering will be equal to the quotient of the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

If the product of the Subscription Price multiplied by the number of Subscription Shares to be sold in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range shall be deemed not material and thus shall not require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Savings Bank and the Holding Company shall establish, provided that all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, before the consummation of the Offering, the Independent Appraiser confirms to the Savings Bank, the Holding Company and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares to be sold in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering, or take such other action as the Bank Regulators may permit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Offering proceeds will provide additional capital to the Holding Company and the Savings Bank for future growth of the Savings Bank’s assets, products and services in a highly competitive and regulated financial services environment, and would facilitate expansion through acquisitions of financial service organizations, diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy. Following the Conversion, the Savings Bank may distribute additional capital to the Holding Company from time to time, subject to applicable regulations governing capital distributions.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.            Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 25,000 shares ($250,000) of the Subscription Shares, 0.10% of the total number of Subscription Shares issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B.            If Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.            Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Savings Bank shall have subscription rights to purchase in the aggregate up to 10% of the shares of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and before the completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Savings Bank to fail to meet any applicable regulatory capital requirements. The Holding Company is expected to loan funds to the ESOP to purchase up to 8% of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and before the completion of the Conversion. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Savings Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.            Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 25,000 shares ($250,000) of the Subscription Shares, 0.10% of the total number of shares of Subscription Shares issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

B.            If Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A.            Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 25,000 shares ($250,000) of Subscription Shares or 0.10% of the total number of Subscription Shares issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and to the purchase limitations specified in Section 14.

B.            If Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program that may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. If orders for Subscription Shares in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Local Community, and thereafter to satisfy orders of other members of the general public, so that each Person in such category of the Community Offering may receive, to the extent possible, the lesser of 100 shares or the number of shares they ordered. In addition, orders received for shares in the Community Offering from natural persons (including trusts of natural persons) residing in the Local Community will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated to Persons in such category of the Community Offering on an equal number of shares basis per order.

The Holding Company shall use its best efforts consistent with this Plan to distribute Subscription Shares sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to 25,000 shares ($250,000) of Subscription Shares in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to 25,000 shares ($250,000) of Subscription Shares, subject to the purchase limitations specified in Section 14. Unless otherwise permitted by the Bank Regulators, orders received for shares in a Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time (including as soon as practicable after the termination of the Subscription Offering and any Community Offering), provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

Alternatively, if feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If, for any reason, a Syndicated Community Offering or Firm Commitment Underwritten Offering of Subscription Shares not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Common Stock is not sold in the Subscription Offering and the Community Offering or in a Syndicated Community Offering or Firm Commitment Underwritten Offering, the Holding Company, if possible, will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A.            The maximum number of Subscription Shares that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert (“In Concert Group”) is 40,000 shares ($400,000), except that the Employee Plans may subscribe for up to 10% of the shares of Common Stock issued and outstanding as of the consummation of the Conversion (including shares issued in the event of an increase in the maximum of the Offering Range of 15%). If the number of Subscription Shares otherwise allocable pursuant to Sections 8 through 13, inclusive, would be in excess of the maximum number of shares permitted to be allocated to any In Concert Group as set forth in this section, the number of Subscription Shares allocated to each Person that makes up such In Concert Group shall first be reduced to the lowest limitation applicable to each such Person and then the number of Subscription Shares allocated to each such Person shall be reduced until the aggregate allocation to the In Concert Group complies with the limits of this Section 14. The method of reducing the allocation of each Person in any In Concert Group shall be determined by the Holding Company in its sole discretion.

B.            The maximum number of Subscription Shares that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 32% of the Subscription Shares sold in the Offering.

C.            A minimum of 25 Subscription Shares must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of Subscription Shares purchased times the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

D.            Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase any of the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5.0% of Subscription Shares sold in the Offering, except as provided below. If the Holding Company increases the maximum purchase limitation(s), the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and who indicated a desire to be resolicited on the Order Form, and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such Persons to supply immediately available funds for the purchase of additional shares of Common Stock. Such Persons will be prohibited from paying with a personal check, but the Holding Company may allow payment by wire transfer. If a maximum purchase limitation is increased to 5.0% of the shares sold in the Offering, such limitation may be further increased to 9.99% of the shares sold in the Offering with receipt of any required regulatory approvals; provided, that orders exceeding 5.0% of the shares sold in the Offering shall not exceed in the aggregate 10.0% of the total shares sold in the Offering. Whether to fill any requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Appraised Value Range of up to 15%, the additional shares may, at the discretion of the Holding Company, be used to fill the Employee Plans orders and then will be allocated in accordance with the purchase priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and employees of the Savings Bank and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Savings Bank qualified under Code Section 401(k), shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Subscription Shares in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Subscription Shares subscribed for in the Subscription Offering and any Community Offering must be delivered in full to the Savings Bank, the Holding Company or an agent of the Savings Bank or the Holding Company, as described in the Order Form, together with a properly completed and executed Order Form, on or before the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, then the Employee Plans shall not be required to pay for the shares at the time they subscribe for them but rather may pay for such shares at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Savings Bank.

Except as set forth in Section 14.D., payment for Common Stock subscribed for in the Subscription Offering and any Community Offering shall be made by cash, personal check, or money order or bank draft from the subscriber. Alternatively, subscribers in the Subscription Offering and any Community Offering may pay for the shares for which they have subscribed by authorizing the Savings Bank on the Order Form to make a withdrawal from designated types of Deposit Accounts at the Savings Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account and will continue to earn interest therein, but may not be used by the subscriber during the Subscription Offering and any Community Offering. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by personal check, bank draft or money order or by cash will be paid by the Savings Bank at not less than the passbook rate. Such interest will be paid from the date payment is processed by the Savings Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription Offering and any Community Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Savings Bank is prohibited by regulation from making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company and the Savings Bank has been declared effective by the SEC, and the Bank Regulators have approved the Conversion, cleared the proxy statement to be provided to Voting Members, and cleared the Prospectus and other offering materials for distribution, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their addresses appearing on the records of the Savings Bank as of the Voting Record Date for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those other Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, the Savings Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A.            A specified date by which all Order Forms must be received by the Savings Bank or the Holding Company or its agent, which date shall be at least 20 days but not more than 45 days following the date on which the Order Forms are mailed to Participants by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B.            The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C.            A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription Offering and any Community Offering;

D.            Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such recipient elects to subscribe and the available alternative methods of payment therefor;

E.            An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus before the execution of the Order Form;

F.            A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Savings Bank or the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Savings Bank withdraw said amount from the subscriber’s Deposit Account at the Savings Bank);

G.            A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company; and

H.            Certain legends stating that subscription rights may not be transferred and that shares of the Common Stock are not deposits and are not insured or guaranteed by the federal government, and a certification stating that the subscriber is purchasing the shares for his or her own account.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Holding Company or its agent or are received by the Holding Company or its agent after the expiration date specified thereon, (c) are defectively completed or executed, (d) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

The Savings Bank shall establish, at the time of the Conversion, a Liquidation Account in an amount equal to the Savings Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained by the Savings Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

In the unlikely event of a complete liquidation of the Savings Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for its Deposit Account then held, before any liquidation distribution may be made to any holders of the Savings Bank’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Savings Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined in accordance with 12 C.F.R. §192.460. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described in 12 C.F.R. §192.470. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased notwithstanding any subsequent increase in the deposit balance of the related Deposit Account.

The establishment and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Savings Bank, except that the Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below the amount required for the Liquidation Account.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION OF COMMON STOCK

A.            All shares of Common Stock purchased by Directors or Officers of the Holding Company or the Savings Bank in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.            The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1)	Any exchange of such shares in connection with a merger or acquisition involving the Savings Bank or the Holding Company, as the case may be, which has been approved by the appropriate Federal regulatory agency; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C.            With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this Section 21 shall bear a legend giving notice of the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)	Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years from the date of consummation of the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Savings Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.	TRANSFER OF DEPOSIT ACCOUNTS

Each Person holding a Deposit Account at the Savings Bank at the time of Conversion shall retain an identical Deposit Account at the Savings Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934, as amended, and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Savings Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Savings Bank, or to the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A.            The Holding Company and the Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B.            The Holding Company and the Savings Bank are authorized to enter into employment and other compensation agreements with their executive officers.

C.            The Holding Company and the Savings Bank are authorized to adopt stock option plans, restricted stock plans and other Non-Tax-Qualified Employee Stock Benefit Plans no sooner than six months after the completion of the Conversion and Offering, provided that such stock plans conform to any applicable requirements of Federal regulations, including 12 C.F.R. §192.500. 12 C.F.R. §192.500 includes provisions regarding plan size, size of grants, vesting requirements for grants, and stockholder approval requirements, which shall be disclosed in the Prospectus. The Holding Company intends to implement such stock plans after the completion of the Conversion and Offering, subject to any necessary stockholder approvals.

27.	RESTRICTIONS ON ACQUISITION OF SAVINGS BANK AND HOLDING COMPANY

A.            For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Savings Bank without the prior written consent of the Bank Regulators. Nothing in this Plan shall prohibit the Holding Company from repurchasing its shares in compliance with applicable regulations.

B.            In connection with the Conversion, the Savings Bank will apply to the OCC to amend its charter and bylaws consistent with 12 C.F.R. §5.22. The Savings Bank’s amended charter and bylaws may contain OCC approved anti-takeover provisions, such as a charter provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Savings Bank, without the prior written approval of the OCC. The Savings Bank’s amended charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, the Savings Bank’s amended charter may also provide that special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

C.            The articles of incorporation of the Holding Company may contain a provision stipulating that in no event shall the record owners of any outstanding shares of Common Stock that are beneficially owned by a person who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the articles of incorporation and bylaws of the Holding Company may contain provisions that prohibit cumulative voting for the election of directors, provide for staggered terms for directors, limit the calling of special meetings, require supermajority shareholder votes to amend certain provisions of the articles of incorporation, allow the Board of Directors to issue preferred stock and increase the amount of authorized capital stock without shareholder approval, provide certain qualifications and restrictions for election as director, certain advance notice requirements for shareholder proposals and nominations and a fair price provision for certain business combinations.

D.            For the purposes of this Section 27:

(1)	The term “acting in concert” means (i) knowing participation in a joint activity or parallel action towards a common goal of acquiring control whether or not pursuant to an express agreement or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise;

(2)	The term “person” includes an individual, a firm, a corporation or other entity;

(3)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(4)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(5)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in Section 2(a)(1) of the Securities Act of 1933, as amended.

28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A.            The Holding Company shall comply with any applicable regulation in connection with the repurchase of any shares of its capital stock following consummation of the Conversion.

B.            The Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) applicable federal regulatory capital requirements. The Savings Bank shall comply with the capital distribution requirements of 12 C.F.R. §5.55.

C.            The Holding Company and the Savings Bank shall not return any capital, other than ordinary dividends, to its shareholders during the term of the business plan filed with the Conversion Application.

29.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The effective date of the Conversion shall be the date of closing on the sale of all shares of the Common Stock after all requisite regulatory and Member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing on the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the closing. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

30.	EXPENSES OF CONVERSION

The Savings Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable.

31.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or the SEC or otherwise at any time before the solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Savings Bank, and at any time thereafter by the Board of Directors of the Savings Bank with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Members with the approval of the Bank Regulators shall not require further approval by Voting Members unless otherwise required by the Bank Regulators. The Board of Directors of the Savings Bank may terminate this Plan at any time before the Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the Bank Regulators.

By adopting this Plan, Voting Members of the Savings Bank authorize the Board of Directors of the Savings Bank to amend or terminate this Plan under the circumstances set forth in this Section 31.

32.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.            Prior receipt by the Savings Bank of rulings of the U.S. Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25;

B.            The issuance of at least the minimum number of Subscription Shares offered for sale in the Offering; and

C.            The completion of the Conversion within the time period specified in Section 3.

33.	INTERPRETATION

All interpretations of this Plan, and the application of its provisions to particular circumstances, by a majority of the Board of Directors of the Savings Bank shall be final, subject to the authority of the Bank Regulators.

Adopted: March 6, 2023

Amended and Restated: April 17, 2023

Amended and Restated: May 22, 2023